July 1, 2015

Tami Tharp

Dear Ms. Tharp

It is my pleasure to extend the following offer of employment to you on behalf of Oakridge Global Energy Solutions, Inc. This offer is contingent upon your written acceptance.

Title: Chief Financial Officer

Reporting Relationship: The position will report to Lee Arrowood, President

Job Description: As a key member of the Executive Management Team, the Chief Financial Officer will report to the President and assume a strategic role in the overall management of the company. The CFO will have primary day-to-day responsibility for planning, implementing, managing and controlling all financial-related activities of the company.  This will include direct responsibility of accounting, finance, forecasting, strategic planning,, job costing, legal,, property management, deal analysis and negotiations, investor relationships and partnership compliance and private and institutional financing.  Work with the purchasing Manager to develop processes that creates a balance system for inventory decisions and financial savings that impact the business.  This position shall perform all duties within the objectives, standards, and policies of the company as they fit within the overall structure and goals of Oakridge Global Energy Solutions, and other activities as needed to facilitate company success.

Base Salary: Will be paid every other week in installments of $4615.38 which is equivalent to $120,000.00 on an annual basis, and subject to deductions for taxes and other with holdings as required by law or policies of the company.  Annual performance and salary reviews will be conducted as per company policy and specified in Employee Handbook

Non-Compete Agreement: Our standard non-compete agreement must be signed within the first two weeks. A copy of this will be forwarded to you upon your acceptance of this offer.

Benefits: The current standard company health and dental insurance coverage are supplied per company policy. Eligibility for other benefits, including the 401(k) and tuition reimbursement, will generally take place per company policy and availability. Employee contribution to payment benefit plans is determined annually.  401(k) is currently not offered, but will be available starting in Q3 of 2015.

Stock Options: No stock options are included with this offer.  Employee shall be eligible to participate in future Stock Options based on company policy and availability.

Vacation and Personal Emergency Time Off: Vacation is accrued at 6.15hours per pay period. Which is equivalent to 4 weeks of PTO on an annual basis.

Stock Share Incentives: OGES shares in the amount of 50,000 will be offered to you after 30 days of employment.  An additional 100,000 shares will be awarded to you within the first 30 days of a OGES NASDAQ filing

Merit Increase: Within 30 days of completion of NASDAQ filing and annually thereafter

Phone/Travel Expenses: Normal and reasonable expenses will be reimbursed on a monthly basis per company policy and upon completion of an appropriate expense request form. (See employee handbook).  Expenses are typically paid within 1 to 2 weeks of submission to accounting.

Start Date: July 6, 2015

Your employment with Oakridge Global Energy Solutions is at-will and either party can terminate the relationship at any time with or without cause and with or without notice.

You acknowledge that this letter represents the entire agreement between you and Oakridge global Energy Solutions and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon Oakridge Global Energy Solutions.

If you are in agreement with the offer outline above, please sign below. This offer is in effect until

July 3, 2015

Signatures:

/s/L. Lee Arrowood_____________

L. Lee Arrowood President

Oakridge Global Energy Solutions

July 1, 2015

/s/Tami Tharp________________July 3, 2015_

Tami Tharp                                                Date